Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of March, 2021 (the “Effective Date”), by and among FVCBankcorp, Inc., a Virginia chartered registered bank holding company (the “Company”), FVCbank, a Virginia chartered commercial bank (the “Bank”, and together with the Company, the “Employer”), and David W. Pijor (“Executive”).

WHEREAS, Executive is currently engaged as the Chief Executive Officer of the Bank and the Company; and

WHEREAS, Executive and the Bank are parties to that certain Employment Agreement between Executive and the Bank, dated October 1, 2014 (the “Prior Agreement”); and

WHEREAS, Executive and the Employer desire to amend and restate the Prior Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Employment. The Employer agrees to employ Executive, and Executive agrees to be employed as Chief Executive Officer of the Company and the Bank, subject to the terms and provisions of this Agreement. Subject to (i) the nomination of Executive by the Board for election as a member of the Board, (ii) election of Executive as a director by the shareholders of the Employer, and (iii) designation of Executive as Chairman of the Board by the Board, Executive agrees to serve as Chairman of the Board. Executive represents and warrants to the Employer that Executive is not subject to any legal obligations or restrictions that would prevent or limit his entering into this Agreement and performing his responsibilities hereunder.

2.             Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

2.1            “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.3            “Bank” means FVCbank. If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity.

2.4            “Bank Entities” means and includes any of the Bank, and, whether currently existing or hereafter organized, any direct or indirect subsidiary of the Bank, any direct or indirect parent holding company of the Bank, and any direct or indirect subsidiary of any holding company of the Bank.

2.5            “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not necessarily be limited to:

(a)	the FDIC;

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(b)	the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, the Virginia Bureau of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)	any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)	any predecessor, successor or assignee of any of the foregoing.

2.6          “Board” means the board of directors of the Company and/or or the Bank, as the context requires and, where appropriate, includes any committee thereof or other designee.

2.7           “Code” means the Internal Revenue Code of 1986, as amended.

2.8          “Company” means FVCBankcorp, Inc. If the Company is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Company” shall be deemed to include such successor Entity.

2.9          “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

2.10          “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.11        “Disability” means a mental or physical condition which, in the good faith opinion of the Board, renders Executive, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Employer and Executive (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

2.12          “FDIA” means the Federal Deposit Insurance Act, as amended.

2.13          “FDIC” means the Federal Deposit Insurance Corporation.

2.14          “Good Reason” means if, during the term of Executive’s employment under this Agreement, and without Executive’s consent, the following occurs:

(a)	any breach of the material terms of this Agreement by the Employer;

(b)	any material and adverse change in the reporting relationship(s), authority, duties or responsibilities of Executive;

(c)	any assignment of duties that are materially and adversely inconsistent with Executive’s position or that are materially and adversely inconsistent with Executive’s authority, duties or responsibilities described in this Agreement;

(d)	the relocation of Executive without Executive’s consent to any principal place of employment that is a material change from the main office of the Bank as the Bank may from time to time designate; provided, however, this Subsection (d) shall not apply in the case of business travel which requires Executive to relocate temporarily for periods of ninety (90) days or less; or

(e)	any material and adverse change in Executive’s Salary or annual bonus opportunity.

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Notwithstanding the foregoing, no event shall constitute Good Reason unless Executive notifies the Board in writing regarding the existence of the condition(s) constituting Good Reason no later than thirty (30) days after Executive knows of the condition(s), the Company does not, or does not cause the Bank to, cure said condition within thirty (30) days after receipt of Executive’s written notice and, in the event the Company or the Bank does not cure said condition, Executive terminates his employment within thirty (30) days after the period for curing said condition has expired without the Company or the Bank having cured same.

2.15          “Person” means any individual or Entity.

2.16          “Section 280G” means Section 280G of the Code and the regulations and administrative guidance promulgated thereunder.

2.17          “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

2.18          “Term” means the Initial Term and any applicable Renewal Term, each as defined in Section 3.

2.19          “Termination Date” means the date on which the Term expires pursuant to Section 3 or on which the Term is earlier terminated pursuant to Section 7.2, 7.3, 7.4, 7.5 or 9.2, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

3.            Term

3.1	Initial Term. Executive’s employment hereunder shall commence on the Effective Date of this Agreement and shall continue for a period of three (3) years thereafter, unless sooner terminated in accordance with the provisions of this Agreement (the “Initial Term”).

3.2	Renewal Term. The Term of this Agreement shall automatically be extended for a period of one year at the conclusion of the Initial Term, and again extended at the conclusion of each successive one year period thereafter (each such one year period a “Renewal Term”), unless:

(1)            either party terminates this Agreement as of the end of the end of the Initial Term or any Renewal Term by giving the other party of written notice of intent not to renew, delivered at least one hundred and twenty (120) days prior to the end of the Initial Term or applicable Renewal Term; or

(2)            the Agreement is terminated prior to the end of the Initial Term or any Renewal Term, as applicable, in accordance with Section 7 or Section 9 of this Agreement.

4.            Duties of Executive.

4.1	Nature and Substance. Executive shall report directly to the Board. The specific powers and duties of the Chief Executive Officer shall include, subject to modification by and within the discretion of the Board, but shall not necessarily be limited to:

(a)	the coordination and leadership of the efforts of the Bank to achieve and maintain any and all necessary and/or appropriate Bank Regulatory Agency approvals and permissions prerequisite to its successful continued operation, including coordination of the professional services of counsel, accountants and bank consultants;

(b)	the coordination and leadership of the efforts to prepare and present to the Board, of budgets for approval, and material adherence of the Employer to the budget approved by the Board;

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(c)	the coordination and leadership of the efforts to provide such reports, updates and other data and information as may be reasonably required by the Board and Bank Regulatory Agencies;

(d)	the coordination and leadership of the Employer’s efforts in regard to the investigation, consideration and implementation of strategic planning activities, merger and acquisition activity and capital raising;

(e)	subject to guidelines and/or criteria established by the Board, the hiring, promotion, supervision, retention and discharge of all employees, below the level of Senior Vice President;

(f)	the formulation and implementation of the Employer’s employee personnel policies and benefits, subject to approval by the Board;

(g)	the promotion of the reputation and business of the Employer within the community;

(h)	the advancement of the business purposes of the Employer, including, but not limited to, business development and customer, depositor and public relations;

(i)	supervision of the maintenance of the books and accounts and the supervision and maintenance of accounts payable and expenses of the Employer and the reporting of the status thereof at each scheduled or called meeting of the Board, or any committee thereof; provided, however, that all expenditures on behalf of the Employer shall be approved in accordance with the terms and conditions of procedures established by the Board;

(j)	such other duties of the Chief Executive Officer of the Company and the Bank as may be enumerated in the Bylaws of the Company and the Bank, respectively; and

(k)	such other duties and responsibilities as are normally incident to the subject position of the Chief Executive Officer, including assisting, directing and/or supervising the operations and other employees of the Employer upon such terms, conditions, rules, policies and regulations as may be established by the Board from time to time.

4.2            Performance of Services. During the Term, except for periods of illness, Disability, reasonable vacation periods, and authorized leaves of absence, all subject to policies generally applicable to senior executives of the Bank, Executive agrees to devote his full business time, attention and skill to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Bank and toward its successful operation. Executive agrees that, without the prior written consent of the Board, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other Entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Employer, present a conflict of interest with the Employer, breach his duty of loyalty or fiduciary duties to the Employer, or otherwise conflict with the provisions of this Agreement. Executive shall promptly notify the Board of any Outside Arrangement, provide the Employer with any written agreement in connection therewith and respond fully and promptly to any questions that the Board may ask with respect to any Outside Arrangement. If the Board determines that Executive’s participation in an Outside Arrangement would interfere with his satisfactory performance of his duties to the Employer, present a conflict of interest with the Employer, breach his duty of loyalty or fiduciary duties to the Employer, or otherwise conflict with the provisions of this Agreement, Executive shall not undertake, or shall cease, such Outside Arrangement as soon as feasible after the Board notifies him of such determination. Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict Executive’s right to own or manage executive’s personal passive investments; or service as a director, trustee or similar official of non-profit, civic, cultural, professional or philanthropic organizations, so long as such service does not adversely affect the performance of Executive’s services and duties hereunder.

4.3            Compliance with Law. Executive shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties.

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5.            Compensation; Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Employer shall pay to Executive the following:

5.1          Salary. Commencing on the Effective Date, Executive shall be paid a salary which shall be equal to the salary paid to Executive as of the Effective Date (as in effect as of the Effective Date or subsequently increased or decreased thereafter, the “Salary”). The Employer shall pay Executive’s Salary in equal installments in accordance with the Employer’s regular payroll periods as may be set by the Employer from time to time. Executive’s Salary and each additional element of compensation shall be reviewed at least one (1) month prior to March 1, of each year. Executive’s Salary may be increased from time to time, at the discretion of the Board, but may not be decreased without Executive’s consent. Executive shall not be entitled to receive any additional fees, retainer or other compensation for service as a member of the Board or any committee thereof.

5.2.         Bonus. Subject to applicable law, including any required regulatory approval, Executive shall be eligible to participate in an annual incentive compensation program. For each calendar year during the Term (prorated for any partial calendar year), Executive shall be eligible to earn annual incentive compensation in an amount of up to $1.0 million for that calendar year (“Incentive Compensation”). The performance measures for any given year shall be set by the Board after consultation with Executive no later than the beginning of the year to which the Incentive Compensation opportunity relates. Entitlement to and payment of such Incentive Compensation and any related holdbacks are subject to the discretion and approval of the Board. Any Incentive Compensation earned shall be payable no later than sixty (60) days following the end of the calendar year to which the Incentive Compensation relates, in accordance with the Employer’s normal practices for the payment of Incentive Compensation. To be entitled to any payment of Incentive Compensation, Executive must be employed by the Employer on the last day of the applicable calendar year to which the Incentive Compensation relates.

5.3         Withholding. Payments of Salary shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

5.4         Vacation and Leave. Executive shall be entitled to such vacation and leave as may be provided for under the current and future leave and vacation policies of the Employer for senior executive officers.

5.5          Office Space. The Employer will provide customary office space and office support to Executive.

5.6          Car Allowance. The Employer will pay Executive a monthly car allowance of One Thousand Dollars ($1,000).

5.7         Non-Life Insurance. The Employer will provide Executive with group health, disability and other insurance as the Bank may determine appropriate for all senior executive officers of the Employer.

5.8          Life Insurance.

5.8.1      Executive may obtain a term life insurance policy (the “Policy”) on Executive in the amount of One Million Dollars ($1,000,000), the particular product and carrier to be chosen by Executive in his discretion. Executive shall have the right to designate the beneficiary of the Policy. If the Policy is obtained, Executive shall provide the Employer with a copy of the Policy, and the Employer will pay, during the Term of this Agreement, the premiums for the Policy upon submission by Executive to the Employer of the invoices therefor. If a Policy is obtained and it is cancelled or terminated, Executive shall immediately notify the Employer of such cancellation or termination.

5.8.2      The Employer may, at its cost and for its benefit, obtain and maintain “key-man” life insurance and/or Employer-owned life insurance on Executive in such amount as determined by the Board from time to time. Executive agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with such insurance.

5.9         Expenses. The Employer shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Executive, in accordance with the policies and procedures established from time to time by the Employer for its officers, for all reasonable and customary travel (other than local use of an automobile for which Executive is being provided the car allowance) and other out-of-pocket expenses incurred by Executive in the performance of his duties and responsibilities under this Agreement and promoting the business of the Employer, including the cost of attending business related seminars, meetings and conventions.

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5.10         Retirement Plans. Executive shall be entitled to participate in any and all qualified pension or other retirement plans of the Bank which may be applicable to personnel of the Employer.

5.11         Other Benefits. While this Agreement is in effect, Executive shall be entitled to all other benefits that the Employer provides from time to time to its senior executives and such other benefits as the Board may from time to time approve for Executive.

5.12         Eligibility. Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

5.13         Equity Compensation. Executive shall be eligible to receive awards of options, restricted stock or restricted stock units under the Bank’s Amended and Restated 2008 Stock Plan, from time to time, at the discretion of the committee administering said plan, subject to the approval of the Compensation Committee or comparable committee of the Board.

6.             Conditions Subsequent to Continued Operation and Effect of Agreement.

6.1           Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Employer’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Employer. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Employer if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

7.            Termination of Agreement. Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

7.1           Definition of Cause. For purposes of this Agreement, “Cause” means:

(a)	any act of theft, fraud, intentional misrepresentation, personal dishonesty or breach of fiduciary duty involving personal gain or similar conduct by Executive with respect to the Bank Entities or the services to be rendered by him under this Agreement;

(b)	any Bank Regulatory Agency action or proceeding described in Section 7.9.1(a) against Executive based upon a finding by the Bank Regulatory Agency of his negligence, fraud, malfeasance or misconduct;

(c)	Executive’s non-appealable conviction or plea of nolo contendere at the trial court level, of a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

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(d)	any of the following conduct on the part of Executive that Executive has not been corrected or cured within thirty (30) days after having received written notice from the Employer detailing and describing such conduct, or where a correction or cure by its nature cannot be achieved within such period, corrective or curative action has been commenced within such thirty (30) day period (provided, however, that the Employer shall not be required to provide Executive with notice and opportunity to cure more than two (2) times in any twelve (12) month period):

(i)	habitual absenteeism, or the failure by or the inability of Executive to devote full time attention and energy to the performance of Executive’s duties pursuant to this Agreement (other than by reason of his death or Disability);

(ii)	intentional material failure by Executive to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board, which are consistent with his position;

(iii)	willful or intentional misconduct on the part of Executive that is materially injurious to the financial condition or business reputation of the Employer or any of its Affiliates; or

(iv)	any action (including any failure to act) or conduct by Executive in violation of a material provision of this Agreement (including but not limited to the provisions of Article 8 hereof, which shall be deemed to be material); or

(f)	the use of drugs, alcohol or other substances by Executive to an extent which materially interferes with or prevents Executive from performing his duties under this Agreement;

(g)	termination under the circumstances described in the last sentence of Section 7.5.

7.2            Termination by the Employer for Cause. After the occurrence of any of the conditions specified in Section 7.1, the Employer shall have the right to terminate the Term for Cause, effective immediately on delivery of written notice to Executive.

7.3            Termination by the Employer without Cause. The Employer shall have the right to terminate the Term at any time on written notice without Cause, for any or no reason, such termination to be effective on the date on which the Employer gives such notice to Executive or such later date as may be specified in such notice.

7.4            Termination for Death or Disability. The Term shall automatically terminate upon the death of Executive or upon the Board’s determination that Executive is suffering from a Disability. In the event of termination pursuant to this Section 7.4, the Employer shall continue to pay to Executive or his estate all compensation and benefits which Executive would be entitled to receive absent such termination, for a period of six (6) months following such termination. Such compensation and benefits shall be payable in the same manner and at such time as they would be paid absent such termination. Such amounts shall be in addition to any other amounts which Executive may be entitled to receive hereunder.

7.5            Termination by Executive without Good Reason. Executive shall have the right to terminate the Term without Good Reason at any time, such termination to be effective on the date ninety (90) days after the date on which Executive gives such notice to the Employer. After receiving notice of termination, the Employer may require Executive to devote his good faith energies to transitioning his duties to his successor and to otherwise helping to minimize the adverse impact of his resignation upon the operations of the Employer. If Executive unreasonably fails or refuses to fully cooperate in all material respects with such transition, the Employer may immediately terminate Executive, which shall be deemed to be a termination for Cause.

7.6            Pre-Termination Salary and Expenses. Without regard to the reason for, or the timing of, the termination of the Agreement or upon expiration of the Term: (a) the Employer shall pay Executive any unpaid Salary due for the period prior to the Termination Date; and (b) following submission of proper expense reports by Executive, the Employer shall reimburse Executive for all expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.9 hereof.

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7.7            Severance if Termination by the Employer without Cause or by Executive with Good Reason. Provided that Executive signs and delivers to the Employer no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Exhibit A (the “Release”), and the Release becomes effective and irrevocable, and except as set forth in the immediately following sentence, if the Term is terminated by the Employer without Cause or by Executive with Good Reason, the Employer shall, for a period of two (2) years following the Termination Date:

(i)	pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, an amount equal to two (2) times the sum of (1) Executive’s then-current Salary (or, if greater, the rate in effect before any reduction in Salary that gave rise to termination of Executive’s employment for Good Reason) plus (2) the average annual bonus paid to Executive with respect to the three (3) calendar-year period immediately preceding Executive’s termination of employment, to be paid in equal monthly installments and in accordance with the Bank’s regular payroll practices (“Severance”); and

(ii)	if Executive timely elects to continue his health insurance benefits under Section 4980B of the Code (“COBRA”), pay to the insurer monthly Executive’s premiums for health insurance benefits continuation for Executive for the maximum period, not in excess of twenty-four (24) months, for which Executive remains qualified for continuation under COBRA.

Notwithstanding the foregoing: (a) if the twenty-one (21) day period in which Executive may deliver the Release and any applicable revocation period begins in one calendar year and ends in the following calendar year, the date on which payments will commence under this Section 7.7 shall be the first day of such following calendar year or, if later, the date on which the Release is delivered to the Employer and becomes effective and irrevocable, and Executive will be entitled to receive at that time any installments that would have been made had the Severance commenced immediately following the Termination Date; and (b) Executive shall not be entitled to any payments pursuant to this Section 7.7(i) if he is otherwise entitled to payments pursuant to Section 9.3 in relation to a Change in Control. In the event Executive breaches any provision of Article 8 of this Agreement, Executive’s entitlement to any payments payable pursuant to this Section 7.7, if and to the extent not yet paid, shall thereupon immediately cease and terminate as of the date of such breach. Notwithstanding anything to the contrary in this Section 7.7, any payment pursuant to this Section 7.7 shall be subject to any delay in payment required by Section 10.2 hereof.

7.8            Termination in Connection With a Change in Control. Sections 9.2 and 9.3 set out provisions applicable to terminations in connection with or following a Change in Control.

7.9           Certain Regulatory Events.

7.9.1.       Notwithstanding anything to the contrary contained herein:

(a)	If Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order.

(b)	If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Employer under this Agreement shall terminate as of the date of default.

(c)	If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and/or temporarily prohibits Executive from participating in the conduct of the Employer’s affairs, the Employer’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall promptly, (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

(d)	If the Bank is prohibited from making a payment hereunder, or agreeing to make a payment hereunder, under Part 359 of the regulations of the FDIC, then the Bank shall not be obligated to make such payment, and Executive shall have no right to receive such payment. If the Bank is prohibited from making a payment hereunder without the prior consent or approval of the FDIC or other Bank Regulatory Agency, then the Bank shall not be obligated to make such payment, and Executive shall have no right to receive such payment, unless such consent or approval is received.

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(e)	The occurrence of any of the events described in paragraphs (a), (b), and (c) of this Section 7.9.1 may be considered by the Employer in connection with a termination for Cause.

7.10.        Resignation as Director. Except as may be otherwise agreed upon by the Employer and Executive in writing, upon any termination of this Agreement or Executive’s services hereunder, Executive shall immediately submit his written resignation as a member of the Board and all committees thereof.

8.              Confidentiality; Non-Competition; Non-Interference.

8.1            Confidential Information. Executive, during employment, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include (1) information that is or becomes public without a breach of the Agreement, (2) information that became available to the Executive on a non-confidential basis from a source not bound, to the Executive’s knowledge, by a non-disclosure agreement that covers the relevant information, (3) information that the Executive knows (and can demonstrate that he knows) before commencing employment with the Employer, and (4) information required to be disclosed by law after notice so that the Employer can contest the required disclosure or seek some other protection.

8.2           Nondisclosure. Executive hereby covenants and agrees that during the Term and until the date two (2) years after the Termination Date (the “Restricted Period”), he shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Executive or any Affiliate of Executive or (iii) in connection with the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, Executive and the Employer acknowledge and agree that nothing contained in this Section 8.2 shall be interpreted, construed, asserted or enforced by the Employer to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Further, nothing contained in this Agreement shall be interpreted, construed, asserted or enforced by the Employer to prohibit or disqualify Executive from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s providing information to any such agency as a whistleblower under applicable law or regulation.

8.3           Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Executive, or otherwise provided to or coming into the possession of Executive, that contain any Confidential Information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities. Promptly after a request by the Employer or the Termination Date, Executive shall take reasonable efforts to (i) return to the Employer all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Board, and Executive shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

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8.4            Non-Competition. Executive hereby acknowledges and agrees that, during the course of employment, Executive has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Executive hereby covenants and agrees that during the Restricted Period, Executive shall not, without the prior approval of a majority of the Board (Executive not participating), at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any Competitive Business or to any Person that is attempting to form or acquire a Competitive Business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a twenty-five (25) mile radius of the Bank’s headquarters or any Branch or office of the Bank Entities. Notwithstanding any provision hereof to the contrary, this Section 8.4 does not restrict Executive’s right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act; provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company; (ii) to own, or during the Restricted Period to maintain ownership of (but not to acquire ownership of), passive investments in securities of any Entity that does not file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act; provided that his total ownership constitutes less than five percent (5%) of the outstanding securities of such company; or (iii) provide legal or investor services to a Competitive Business.

8.5         Non-Interference.

8.5.1      Non-Solicitation of Customers. During the Restricted Period, Executive agrees not to, directly or indirectly, contact, solicit, divert, appropriate, or call upon, the customers of any Bank Entity with whom Executive has had material contact during the most recent twelve (12) months, including prospects of any Bank Entity with whom Executive had such contact during said most recent twelve (12) months (1) to solicit such customers or prospective customers for a Competitive Business (including, without limitation, any Competitive Business started by Executive) or for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity) or (2) to otherwise encourage any such customer to discontinue, reduce, or adversely alter the amount of its business with any Bank Entity. Executive acknowledges that, due to Executive’s relationship with the Employer, Executive will develop, or has developed, special contacts and relationships with the Employer’s customers and prospective customers, and that it would be unfair and harmful to the Employer if Executive took advantage of these relationships.

8.5.2      Non-Piracy of Employees. During the Restricted Period, Executive covenants and agrees that Executive shall not, directly or indirectly: (1) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of any Bank Entity who performed work for such Bank Entity within the six (6) month period prior to the solicitation or who was otherwise engaged or employed with any Bank Entity at the time of the termination of Executive’s employment with the Employer or (2) otherwise encourage, solicit, or support any such employees or independent contractors to leave their employment or engagement with any Bank Entity, in either case until such employee or contractor has been terminated or separated from such Bank Entity for at least twelve (12) months.

8.6        Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Executive, the Employer shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

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8.7           Reasonableness.

8.7.1        Executive has carefully read and considered the provisions of this Article 8 and, having done so, agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities. Executive further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

8.7.2        If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographical area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

9.             Change in Control.

9.1           Definition. “Change in Control” means and shall be deemed to have occurred if:

(a)	there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to the Employer, or pursuant to which shares of the Employer’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of Employer’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (ii) any sale of all or substantially all of the assets of the Employer, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(b)	any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Employer representing more than fifty percent (50%) of the voting power of all outstanding securities of the Employer entitled to vote generally in the election of directors of the Employer (including, without limitation, any securities of the Employer that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)	over a twelve (12) month period, a majority of the members of the Board are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board in office prior to such appointment or election.

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 9.1(a), Section 9.1(b), or Section 9.1(c) does not also constitute a “change in ownership” of the Employer, a “change in effective control” of the Employer or a “change in the ownership of a substantial portion of the assets” of the Employer within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

9.2           Change in Control Termination. For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)	Executive’s employment with the Employer is terminated by the Employer without Cause within the period beginning on the date the Employer enters into discussions with respect to a transaction which would if consummated constitute a Change in Control, and ending on the earlier of (i) twelve (12) months after the effectiveness of the Change in Control or (ii) abandonment of the transaction without the Change in Control having been consummated; or

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(b)	(i) Executive’s employment with the Employer is terminated by Executive for Good Reason within the period beginning on the date the Employer enters into discussions with respect to a transaction which would if consummated constitute a Change in Control, and ending on the earlier of (i) twelve (12) months after the effectiveness of the Change in Control or (ii) abandonment of the transaction without the Change in Control having been consummated.

(ii) For purposes of Section 9.2(b), a change in Executive’s title, duties, responsibilities or position following a Change in Control, whereby (1) Executive has the title, duties, responsibilities and position of Chief Executive Officer of the Employer and/or the surviving entity following a Change in Control, or the holding company thereof, and (2) Executive’s compensation and benefits are materially comparable to those to which he was entitled prior to the Change in Control, shall be deemed not to constitute a situation where Executive is not in a comparable position, and shall not be deemed to constitute a Change in Control Termination.

9.3            Change in Control Payment. If there is a Change in Control Termination pursuant to Section 9.2, and the Change in Control Termination occurs on or within the twelve (12) months after the effectiveness of the Change in Control, the Employer shall make a lump-sum cash payment (the “Change Payment”) to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or his estate, as the case may be, in an amount equal to 2.99 times the sum of (a) Executive’s Salary at the highest rate in effect during the twelve (12) month period immediately preceding his Termination Date and (b) the average annual bonus paid to Executive with respect to the three (3) calendar-year period immediately preceding Executive’s Termination Date, to be paid within sixty (60) days after the later of (i) his Termination Date or (ii) the date of the Change in Control, the exact date of payment to be determined in the sole discretion of the Employer; provided, however, that the Employer shall be relieved of its obligation to pay the Change Payment if Executive fails to sign and deliver to the Employer no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Exhibit A and that Release become effective and irrevocable. If there is a Change in Control Termination pursuant to Section 9.2, and the Change in Control Termination occurs prior to the effectiveness of the Change in Control, the Employer shall pay to Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, (i) an amount equal to two (2) times the sum of (1) Executive’s then-current Salary (or, if greater, the rate in effect before any reduction in Salary that gave rise to termination of Executive’s employment for Good Reason) plus (2) the average annual bonus paid to Executive with respect to the three (3) calendar-year period immediately preceding Executive’s termination of employment, to be paid, for a period of two (2) years following the Termination Date, in equal monthly installments and in accordance with the Employer’s regular payroll practices (the “Change Severance”), and (ii) an amount equal to the Change Payment less the aggregate Change Severance in a lump sum cash payment within sixty (60) days after the date of the Change in Control, provided, however, that the Employer shall be relieved of its obligation to pay such amounts if Executive fails to sign and deliver to the Employer no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Exhibit A or that Release fails to become effective and irrevocable. Notwithstanding the foregoing, if the twenty-one (21) day period in which Executive may deliver the Release and any applicable revocation period begins in one calendar year and ends in the following calendar year, the date on which payments will commence under this Section 9.3 shall be the first day of such following calendar year or, if later, the date on which the Release is delivered to the Employer and becomes effective and irrevocable. Notwithstanding anything to the contrary in this Section 9.3, any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 10.2 hereof and (ii) any reduction required pursuant to Section 10.1 hereof, as applicable. For avoidance of doubt, Executive will also be entitled to receive the amounts set forth in Section 7.7(ii) above if Executive timely elects to continue his health insurance benefits under COBRA.

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10.            Compliance with Certain Restrictions.

10.1         Section 280G.

10.1.1              If all or any portion of the payments and benefits provided to Executive under this Agreement, or any other payment or benefit (including under any plan or arrangement adopted in the future), would otherwise constitute “excess parachute payments” within the meaning of Section 280G (“Payments”), then the amount of such Payments shall be reduced to an amount that would result in there being no excess parachute payments; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate Payments to be provided, determined on an after-tax basis (taking into account the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). If any such reduction is necessary hereunder, cash payments shall be modified or reduced first, against the latest amounts otherwise payable, and then any other benefits on a prorated basis. Determination of whether the Payments would constitute an excess parachute payment, and the amount of reduction so that no excess parachute payments shall exist, shall be made, at the Employer’s expense, by the independent accounting firm employed by the Employer immediately prior to the occurrence of any Change in Control (the “Determination Firm”). The determination of the Determination Firm will be binding upon the Employer and Executive.

10.1.2              This Agreement contains covenants of Executive to refrain from certain activities deemed harmful to the Employer for a set period of time in exchange for the promises contained herein. If Executive is deemed eligible to receive Payments under this Agreement that could be subject to the Excise Tax, the Employer shall seek a valuation from the Determination Firm to determine the value of the covenants contained in this Agreement and such amount shall be allocated to such arrangements and be excluded from treatment as a Payment.

10.2         Section 409A.

10.2.1              It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Executive acknowledges and agrees that he shall be solely responsible for the payment of any tax, penalty or interest which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

10.2.2              Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” at the time of his “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Executive within six (6) months following his separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(1)(B) of the Code, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Executive’s separation from service, or, if earlier, upon Executive’s death. Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

10.2.3              The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(1)(B) does not impose additional tax, penalty or interest on payments made to Executive pursuant to this Agreement. For purposes of this Agreement, termination of employment will be construed consistent with a “separation from service” under Section 409A of the Code, and all reimbursements shall be paid within the time required to avoid the imposition of any tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code.

11.            Assignability. Executive shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties. The Employer may assign this Agreement to any Person that acquires the Employer or a substantial portion of the operating assets of the Employer. Upon any such assignment by the Employer, references in this Agreement to the Employer shall automatically be deemed to refer to such assignee instead of, or in addition to, the Employer, as appropriate in the context. For the avoidance of doubt, no such assignment by the Employer shall release the Employer from its obligations to Executive hereunder unless specifically agreed in writing by Executive.

12.            Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in the Circuit Court of Fairfax County, Virginia, or in the United States District Court for the Eastern District of Virginia, Alexandria Division. Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 13 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

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13.           Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, or (c) when received by email at the email address set forth below, provided, however, that any notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written (nonautomatic) confirmation of receipt for such notice either by facsimile, email or by any other method permitted under this Section; or (d) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (e) when deposited with a national overnight delivery service, postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile or email shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day). Any notice sent by United States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail. Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Fairfax County, Virginia. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	Executive
David W. Pijor

Fax No.:
Email:

To:	FVCBankcorp, Inc
Attention:
11325 Random Hills Road
Fairfax, VA 22030
Fax No.:
Email:

14.          Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Executive by the Employer, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

15.            Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.          Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

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17.          Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

18.            Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

19.          Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Employer, its successors and assigns, and Executive and his heirs, executors, administrators, and personal and legal representatives.

20.           Legal Fees. If, after a Change in Control, (a) the Employer has failed to comply with any of its obligations under this Agreement, or (b) the Employer or any other person (other than Executive) has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from Executive the benefits intended to be provided to Executive hereunder (including any payment pursuant to Article 7 and/or Article 9 of this Agreement), the Employer irrevocably authorizes Executive from time to time to retain counsel of his choice, at the Employer’s expense, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any of its affiliated companies or any of their successors or any director, officer, shareholder, or other person affiliated with the Employer or any of its affiliated companies or any of their successors. The fees and expenses of counsel selected from time to time by Executive as provided in this Article 20 shall be paid or reimbursed to Executive by the Employer, whether suit or an arbitration proceeding has been brought or not and regardless of which party prevails in the suit or arbitration proceeding, no later than thirty (30) days after incurred by Executive, subject to receipt of appropriate substantiation. The Employer’s obligation to pay Executive’s legal fees provided by this Article 20 operates separately from and in addition to any legal fee reimbursement obligation the Employer has with Executive under any separate severance or other agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

FVCBANKCORP, INC.

By:	/s/ Patricia A. Ferrick
Name:	Patricia A. Ferrick
Title:	President

FVCBANK

By:	/s/Jennifer L. Deacon
Name:	Jennifer L. Deacon
Title:	EVP and Chief Financial Officer

EXECUTIVE

/s/ David W. Pijor
David W. Pijor

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Attachment A

Form of

General Release and Waiver of All Claims

David W. Pijor (“you”) executes this General Release and Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 7.7 and/or Section 9.3 of that certain Amended and Restated Employment Agreement (the “Employment Agreement”), dated March 16, 2021, by and among you, FVCBankcorp, Inc. (the “Company”) and FVCbank (the “Bank”, and together with the Company, the “Employer”). All capitalized terms used but not otherwise defined herein shall have the same meaning as in the Employment Agreement.

1. RELEASE.

You hereby release and forever discharge the Employer, its Affiliates and each and every one of their former or current subsidiaries, parents, affiliates, directors, officers, employees, agents, successors, predecessors, subsidiaries, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release. Notwithstanding the foregoing, excluded from the operation of this release are any right(s) of indemnification which you may have for any liabilities arising from your actions within the course and scope of your employment with any Bank Entities and any claims which cannot be waived by law.

2. WAIVER.

You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); and any other state, local and federal employment, human rights and civil rights laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Release. You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release.

3. NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

4. RETURN OF PROPERTY.

You certify that you have fully complied with Section 8.3 of the Employment Agreement.

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5. REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Board (or in the event that you are the Chairman of the Board, the Chairman of the Compensation Committee or comparable committee of the Board) must receive written notice before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under the Employment Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Release, as of the day and year set forth below opposite your signature.

/s/ David W. Pijor		3/16/2021
David W. Pijor		Date

FVCBANKCORP, INC.

By:	/s/Patricia A. Ferrick	3/16/2021
Name: Patricia A. Ferrick		Date
Title: President

FVCBANK

By:	/s/ Jennifer L. Deacon	3/16/2021
Name: Jennifer L. Deacon		Date
Title: EVP and Chief Financial Officer

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